CONFIRMING STATEMENT


This Statement confirms that the
undersigned,
Francis F. Lee, has authorized and designated Jean E. Harris to execute and file on the undersigned's behalf the December 5, 2005 Form
4 (including any
amendments thereto) that the undersigned was required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Synaptics Incorporated. The undersigned acknowledges that Jean E. Harris is not assuming any of the undersigned's responsibilities to comply with Section
16 of the Securities
Exchange Act of 1934.


Dated:  January 18,
2006.

  /s/ Francis
F. Lee
Francis F. Lee